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t &
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g
LLP

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e:
(215
)
448-
5000
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) 448-
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e 4000

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2001
Market
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Phil
adelphia
Penn
sylvania
19103-
7096

June 6, 2005

Art Mehlman
Audit Committee Chairman
Legg Mason Funds
100 Light Street
Baltimore, MD  21202

RE:	Legg Mason
Investors Trust,
Inc.(Commission File
No.33-62174)
	Legg Mason Charles
Street Trust, Inc.
(Commission File No.
333-44423)
	Legg Mason Cash
Reserve Trust
(Commission File No. 2-
62218)
	Legg Mason
Investment Trust, Inc.
(Commission File No.
333-88715)
	(collectively, the
"Legg Mason Funds")

Dear Art:

This is to confirm that
the client-auditor
relationship between the
Legg Mason Funds and
Ernst & Young LLP has
ceased.


		Very truly
yours,




		Ernst & Young
LLP


cc:	PCAOB Letter File
	Office of the Chief
Accountant
	Securities and
Exchange Commission
	100 F Street, N.E.
	Washington, DC
20549-7561

	Marie K. Karpinski
(Vice President and
Treasurer, Legg Mason
Funds)
A Member Practice of Ernst &
Young Global